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Exhibit 2.2

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:	Chapter 11
:
MF GLOBAL HOLDINGS LTD., et al.,	:	Case No. 11-15059 (MG)
:
Debtors.[1]	:	(Jointly Administered)
:x

ORDER CONFIRMING AMENDED AND RESTATED JOINT

PLAN OF LIQUIDATION PURSUANT TO CHAPTER 11 OF THE

BANKRUPTCY CODE FOR MF GLOBAL HOLDINGS LTD., MF GLOBAL

FINANCE USA INC., MF GLOBAL CAPITAL LLC, MF GLOBAL FX CLEAR LLC,

MF GLOBAL MARKET SERVICES LLC, AND MF GLOBAL HOLDINGS USA INC.

The Plan Proponents,2 having proposed and Filed the Amended and Restated Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code for MF Global Holdings Ltd., MF Global Finance USA Inc., MF Global Capital LLC, MF Global FX Clear LLC, MF Global Market Services LLC, and MF Global Holdings USA Inc., dated April 1, 2013 [Docket No. 1267] (amending and restating the Amended Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code for MF Global Holdings Ltd., MF Global Finance USA Inc., MF Global Capital LLC, MF Global FX Clear LLC, MF Global Market Services LLC, and MF Global Holdings USA Inc., dated February 20, 2013 [Docket No. 1111] as subsequently supplemented, amended or modified, including by the Plan Adjustment [Docket No. 1182]) and the Plan Supplement [Docket No. 1203] (collectively, the “Plan”) and the Disclosure Statement

[1]	The debtors in these chapter 11 cases are MF Global Holdings Ltd.; MF Global Finance USA Inc.; MF Global Capital LLC; MF Global Market Services LLC; MF Global FX Clear LLC; and MF Global Holdings USA Inc. (collectively, the “Debtors”).
[2]	All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below), a copy of which without exhibits is attached hereto as Exhibit A. Any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is defined in title 11 of the United States Code (the “Bankruptcy Code”) or the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) shall have the meanings ascribed to it in the Bankruptcy Code or Bankruptcy Rules, as applicable.

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for the Plan, dated February 20, 2013 [Docket No. 1111] (as subsequently supplemented, amended or modified, including by the Disclosure Statement Supplement (as defined below) [Docket No. 1182], the “Disclosure Statement”); and the Bankruptcy Court having entered the Order (I) Approving Disclosure Statement and the Form and Manner of Notice of the Disclosure Statement, (II) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject the Plan, (III) Scheduling Hearing on Confirmation of the Plan, (IV) Approving Related Notice and Objection Procedures, and (V) Approving Certain Pre-Confirmation Matters, dated February 19, 2013 [Docket No. 1101] (the “Disclosure Statement Order”); and the Bankruptcy Court having entered the Order Granting Plan Proponents’ Motion to (I) Approve the Disclosure Statement Supplement, (II) Approve Expedited Solicitation Procedures with Respect to the Disclosure Statement Supplement and Plan Adjustment, and (III) Grant Related Relief [Docket No. 1193] (the “DS Supplement Order”); and the Disclosure Statement, the Plan, the Solicitation Package (as defined below) and the Solicitation Supplement (as defined below), as applicable, having been distributed to Holders of Claims and Interests entitled to vote on the Plan as provided in the Disclosure Statement Order and the DS Supplement Order; and due notice of (i) entry of the Disclosure Statement Order, (ii) the DS Supplement Order, (iii) the hearing on confirmation of the Plan (the “Confirmation Hearing”), and (iv) the deadline for voting on, and/or objecting to, the Plan having been provided to Holders of Claims against and Interests in the Debtors and other parties in interest in accordance with the Disclosure Statement Order and the DS Supplement Order, the Bankruptcy Code and the Bankruptcy Rules, as evidenced by the affidavits of service, mailing and/or publication Filed with the Bankruptcy Court; and the following documents having been Filed in support of, or in connection with, confirmation of the Plan:

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(i) Affidavit of Service regarding mailing of Solicitation Package [Docket No. 1148] (the “Notice Affidavit”);

(ii) Affidavit of Service regarding mailing of Solicitation Supplement [Docket No. 1244] (the “Second Notice Affidavit”);

(iii) Declaration of Jeffrey S. Stein on Behalf of GCG, Inc. Regarding Voting and Tabulation of Ballots Cast on the Amended Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code for MF Global Holdings Ltd., MF Global Finance USA Inc., MF Global Capital LLC, MF Global FX Clear LLC, MF Global Market Services LLC, and MF Global Holdings USA Inc., dated as of March 29, 2013 [Docket No. 1260] as amended on April 1, 2013 [Docket No. 1266] (together, the “Voting Certification”);

(iv) the Supplement to the Disclosure Statement for the Amended Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code for MF Global Holdings Ltd., MF Global Finance USA Inc., MF Global Capital LLC, MF Global FX Clear LLC, MF Global Market Services LLC, and MF Global Holdings USA Inc., dated March 8, 2013 [Docket No. 1182] (the “Disclosure Statement Supplement”) and the Adjustment to the Amended Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code for MF Global Holdings Ltd., MF Global Finance USA Inc., MF Global Capital LLC, MF Global FX Clear LLC, MF Global Market Services LLC, and MF Global Holdings USA Inc., dated March 8, 2013 [Docket No. 1182] (the “Plan Adjustment”);

(v) the Plan Supplement, dated March 15, 2013 [Docket No. 1203] as amended on April 4, 2013 [Docket No. 1283] (as amended, the “Plan Supplement”);

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(vi) the Plan Proponents’ Memorandum of Law In Support of Plan Confirmation and Reply to Plan Confirmation Objections, dated April 2, 2013 [Docket No. 1270] (the “Plan Proponents’ Confirmation Brief”);

(vii) the Declaration of Louis J. Freeh in Support of Confirmation of the Amended and Restated Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code for MF Global Holdings Ltd., MF Global Finance USA Inc., MF Global Capital LLC, MF Global FX Clear LLC, MF Global Market Services LLC, and MF Global Holdings USA Inc., dated April 2, 2013 [Docket No. 1271] (the “Freeh Declaration”);

(viii) the Declaration of Sean A. Gumbs in Support of Confirmation of the Amended and Restated Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code for MF Global Holdings Ltd., MF Global Finance USA Inc., MF Global Capital LLC, MF Global FX Clear LLC, MF Global Market Services LLC, and MF Global Holdings USA Inc., dated April 2, 2013 [Docket No. 1272] (the “Gumbs Declaration”);

(ix) the Statement of Statutory Creditors’ Committee of MF Global Holdings Ltd., et al. in Support of, and in Response to Objections to, Confirmation of Joint Plan of Liquidation, dated April 2, 2013 [Docket No. 1273];

(x) the Securities Class Action Lead Plaintiffs’ Reservation of Rights with Respect to Proposed Confirmation of the Amended Joint Plan of Liquidation, dated March 25, 2013 [Docket No. 1234]; the Objection of Sapere Wealth Management LLC, Granite Asset Management and Sapere CTA Fund, L.P. to Confirmation of the Joint Plan of MF Global Holdings, Ltd., dated March 25, 2013 [Docket No. 1235]; the Objection of the United States Trustee to Confirmation of the Amended Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code for MF Global Holdings Ltd., MF Global Finance USA Inc., MF Global

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Capital LLC, MF Global FX Clear LLC, MF Global Market Services LLC, and MF Global Holdings USA Inc., dated March 25, 2013 [Docket No. 1236]; the Limited Objection of Occidental Energy Marketing, Inc. to the Amended Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code for MF Global Holdings Ltd., MF Global Finance USA Inc., MF Global Capital LLC, MF Global FX Clear LLC, MF Global Market Services LLC, and MF Global Holdings USA Inc., dated March 25, 2013 [Docket No. 1239]; the Joinder of the United States of America to Objection of the United States Trustee’s Office to Non-Debtor Releases in the Plan Proponents’ Amended Joint Plan of Liquidation, dated March 27, 2013 [Docket No. 1248] (collectively, the “Confirmation Objections”); and each of the Confirmation Objections having been resolved, overruled, or withdrawn at or prior to the Confirmation Hearing; and the Bankruptcy Court having held the Confirmation Hearing commencing on April 5, 2013; and after full consideration of the record of the Chapter 11 Cases, including, without limitation, motions, objections, applications and orders in the Chapter 11 Cases, the foregoing documents, and the evidence admitted and arguments of counsel made at the Confirmation Hearing; and after due deliberation and good and sufficient cause appearing therefor, it is hereby DETERMINED, FOUND, ADJUDGED, AND DECREED:

FINDINGS OF FACT

A. General.

1. The findings set forth herein and in the record of the Confirmation Hearing constitute the Bankruptcy Court’s findings of fact in support of confirmation of the Plan pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014, and, to the extent applicable, Bankruptcy Rule 3020. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.

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B. Exclusive Jurisdiction; Venue; Core Proceeding.

2. The Bankruptcy Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper under 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan and the approval of the Interco Settlement (as defined below) are core proceedings pursuant to 28 U.S.C. § 157(b), and the Bankruptcy Court has exclusive jurisdiction to determine (a) whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed and (b) whether the Interco Settlement should be approved.

C. Eligibility for Relief.

3. The Debtors were, and are, Entities eligible for relief under § 109 of the Bankruptcy Code.

D. Separate Chapter 11 Plans for Each Debtor.

4. The Plan constitutes a separate chapter 11 plan of liquidation for each Debtor. Unless otherwise expressly stated herein, any statement regarding the Plan or the satisfaction of any requirements by the Plan, or approval of the Plan, shall be deemed to apply separately to the chapter 11 plan of each of the Debtors and any statements included herein referring to actions taken by or on behalf of the Debtors shall be deemed to mean actions taken by or on behalf of each Debtor in connection with its Plan.

E. Commencement of Chapter 11 Cases.

5. On October 31, 2011, MF Global Holdings Ltd. (“Holdings Ltd.”) and MF Global Finance USA Inc. (“Finance USA”) Filed voluntary petitions in the Bankruptcy Court for relief under chapter 11 of the Bankruptcy Code. On December 19, 2011, MF Global Capital LLC (“MFG Capital”), MF Global FX Clear LLC (“FX Clear”) and MF Global Market Services LLC (“MFG Market Services”) Filed voluntary petitions in the Bankruptcy Court for relief under chapter 11 of the Bankruptcy Code. On March 2, 2012, MF Global Holdings USA (“MFG

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Holdings USA”) Filed a voluntary petition in the Bankruptcy Court for relief under chapter 11 of the Bankruptcy Code. The Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015(b). The Bankruptcy Court has appointed a chapter 11 trustee (the “Chapter 11 Trustee”) for the Estates of each of the Debtors. [Docket Nos. 170, 306, 548].

F. Judicial Notice.

6. The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Bankruptcy Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents Filed, all orders entered, and the evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases, including, but not limited to, the hearing to consider the adequacy of the Disclosure Statement.

G. Burden of Proof.

7. The Plan Proponents have met their burden of proving the elements of § 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard.

H. Transmittal and Mailing of Materials; Notice.

8. On February 19, 2013, the Bankruptcy Court entered the Disclosure Statement Order, which, among others things, (a) approved the Disclosure Statement, finding the Disclosure Statement contained “adequate information” under §1125 of the Bankruptcy Code, (b) established the procedures for the solicitation, voting and tabulation of votes on the Plan, and (c) approved the forms of ballots and master ballot (the “Ballots”). The Disclosure Statement, the Plan, the Ballots, the Disclosure Statement Order, the notice of the Confirmation Hearing (such documents, collectively, the “Solicitation Package”), and the supplemental solicitation

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package containing the Disclosure Statement Supplement, the Plan Adjustment, certain revised Ballots and the DS Supplement Order, as approved by the DS Supplement Order (the “Solicitation Supplement”), were transmitted and served in compliance with the Disclosure Statement Order and the DS Supplement Order, the Bankruptcy Rules, and the Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”), and such transmittal and service, as evidenced by the Notice Affidavit and Second Notice Affidavit, was adequate and sufficient.

I. Voting.

9. Votes on the Plan were solicited after disclosure of “adequate information” as defined in § 1125 of the Bankruptcy Code pursuant to the Disclosure Statement. As described in the Voting Certification, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Order, and the DS Supplement Order.

J. Good Faith Solicitation (11 U.S.C. § 1125(e)).

10. Based on the record before the Bankruptcy Court in the Chapter 11 Cases, the Debtors, the Plan Proponents, and, as applicable, their directors, officers, employees, members, agents, advisors, attorneys and professionals, have acted in “good faith” within the meaning of §1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all their respective activities relating to the solicitation of acceptance or rejection of the Plan and their participation in the activities described in §1125 of the Bankruptcy Code and, therefore, are entitled to the protections afforded by §1125(e) of the Bankruptcy Code.

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K. Plan Supplement.

11. On March 15, 2013, the Plan Proponents Filed the Plan Supplement, which included certain documents and agreements contemplated by the Plan, including the forms of revised certificates of incorporation, by-laws, operating agreements or similar documents for each Debtor; the form of credit agreement for the Debtors’ exit financing; the schedule of executory contracts and unexpired leases to be assumed pursuant to the Plan; the Plan Trust Agreement; and a nonexclusive list of retained Causes of Action. The Plan Supplement complies with the provisions of Section XIII.B of the Plan.

L. Modifications to the Plan.

12. Any modifications to the Plan since the solicitation described or set forth herein constitute immaterial modifications, and do not materially or adversely affect or change the treatment of any Claims or Interests (any such changes, collectively, the “Plan Modifications”). Pursuant to Bankruptcy Rule 3019, any Plan Modifications do not require additional disclosure under § 1125 of the Bankruptcy Code or the resolicitation of votes under § 1126 of the Bankruptcy Code.

M. Convenience Claims (11 U.S.C. § 1122(b)).

13. The inclusion of Convenience Claims Classes in the Plan – for Holdings Ltd., Finance USA, and MFG Holdings USA – is reasonable and necessary for administrative convenience with respect to those Debtors.

N. Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)).

14. The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying §1129(a)(1) of the Bankruptcy Code.

(a) Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)). In addition to Administrative Claims and Priority Tax Claims which need not be classified, the Plan

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designates nine (9) Classes of Claims against and Interests in Holdings Ltd., eight (8) Classes of Claims against and Interests in Finance USA; six (6) Classes of Claims against and Interests in MFG Holdings USA; and five (5) Classes of Claims against and Interests in each of MFG Capital, FX Clear and MFG Market Services. As required by §1122(a) of the Bankruptcy Code, the Claims and Interests placed in each Class are substantially similar to other Claims and Interests, respectively, in each such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between Holders of Claims and Interests. Thus, the Plan satisfies §§ 1122 and 1123(a)(1) of the Bankruptcy Code.

(b) Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Sections III.B.1 and III.B.2 of the Plan specify that Classes 1 and 2 for all Debtors are Unimpaired under the Plan, thereby satisfying § 1123(a)(2) of the Bankruptcy Code.

(c) Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Sections III.B.3 through III.B.13 of the Plan set forth the treatment of Classes 3A, 3B, 4A, 4B, 4F, 5A, 5B, 6A through 6F, 7A through 7F, 8A, and 9A through 9F, which are the Impaired Classes, thereby satisfying §1123(a)(3) of the Bankruptcy Code.

(d) No Discrimination (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying §1123(a)(4) of the Bankruptcy Code.

(e) Implementation of Plan (11 U.S.C. § 1123(a)(5)). The Plan provides adequate and proper means for the Plan’s implementation, including (i) distribution of all Cash held by or for the benefit of each Debtor on the Effective Date plus Cash realized after

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the Effective Date from the sale, collection, or other disposition of Property of the Estates; (ii) a senior secured Exit Facility to fund Plan Administration Expenses and the Claims to be paid on or as soon as practicable after the Effective Date, (iii) the appointment of Holdings Ltd. as Plan Administrator with the duties and responsibilities set forth in Section IV.C of the Plan to administer and maximize the value of the Debtors’ Estates; (iv) establishment of a Plan Trust to hold the Plan Trust Stock, (v) implementation of the Interco Settlement, (vi) preservation of Causes of Action, (vii) investment of Available Cash, (viii) allocation of fee reserves, (ix) the provisions governing Distributions under the Plan; (x) the procedures governing the allowance of Claims or Interests under the Plan; (xi) the dissolution or wind down of the Debtors in accordance with applicable law and consistent with the implementation of the Plan; and (xii) the liquidating trust vehicles that may be created under the Plan, thereby satisfying § 1123(a)(5) of the Bankruptcy Code. See Plan, Arts. IV-IX.

(f) Nonvoting Equity Securities (11 U.S.C. § 1123(a)(6)). To the extent applicable, as evidenced in the Plan Supplement, each Debtor’s certificate of incorporation, bylaws or operating agreement, as applicable, shall be amended as of the Effective Date to contain a provision that prohibits the issuance of nonvoting equity securities, thereby satisfying §1123(a)(6) of the Bankruptcy Code.

(g) Selection of Officers, Directors, or Trustees (11 U.S.C. § 1123(a)(7)). Sections IV.D, V.B and V.C of the Plan provide for the manner in which the boards of directors or managers, as applicable, of each of the Debtors will be appointed following the Effective Date. Such provisions are consistent with the interests of Holders of Claims and Interests and public policy, thereby satisfying § 1123(a)(7) of the Bankruptcy Code. The Plan Proponents have identified Rich Katz, Nader Tavakoli, and Daniel Ehrmann as the

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initial directors of each of Holdings Ltd., Finance USA, and MFG Holdings USA, and one of such initial directors shall also serve as the manager of each of MFG Capital, MFG Market Services and FX Clear.

(h) Additional Plan Provisions (11 U.S.C. § 1123(b)). The provisions of the Plan are appropriate and not inconsistent with the applicable provisions of the Bankruptcy Code, thereby satisfying §1123(b) of the Bankruptcy Code.

i) Impairment/Unimpairment of Any Class of Claims or Interests (11 U.S.C. § 1123(b)(1)). Pursuant to the Plan, Classes 1A through 1F, and 2A through 2F are Unimpaired, and Classes 3A, 3B, 4A, 4B, 4F, 5A, 5B, 6A through 6F, 7A through 7F, 8A, and 9A through 9F are Impaired as contemplated by §1123(b)(1) of the Bankruptcy Code.

ii) Assumption and Rejection (11 U.S.C. § 1123(b)(2)). Article VIII of the Plan provides for the rejection of Executory Contracts and Unexpired Leases as of the Effective Date, except for any Executory Contract or Unexpired Lease (a) that has been assumed pursuant to an order of the Bankruptcy Court prior to the Effective Date, (b) as to which a motion for approval of the assumption of such executory contract or unexpired lease has been Filed and served prior to the Confirmation Date or (c) that is specifically designated as an Executory Contract or Unexpired Lease to be assumed in the Plan Supplement. Pursuant to Section VIII.E.2 of the Plan, a notice of assumption shall be served after entry of this Confirmation Order but prior to the Effective Date.

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iii) Settlement of Intercompany Claims (11 U.S.C. § 1123(b)(3)(A)). The Plan incorporates a settlement (as amended by the Revised Interco Settlement as detailed in the Disclosure Statement Supplement, the “Interco Settlement”), by and among all of the Debtors, which provides that: (a) the Intercompany Claims shall be Allowed after mutual setoffs without further reduction, setoff, or counterclaim of any kind, except that, with respect to Holdings Ltd.’s $1,886,930,980 Intercompany Claim against Finance USA, Holdings Ltd.’s right to receive Distributions on account of $275,000,000 of such Claim shall be subordinated to the rights of the Holders of the Allowed Class 5B Liquidity Facility Unsecured Claims to receive such Distributions until such time that the Allowed Class 5B Liquidity Facility Unsecured Claims are paid in full; and (b) entry of the Confirmation Order shall be deemed to be approval of the Interco Settlement such that no objection by any party in interest to any Intercompany Claim shall be cognizable on or after the Effective Date. All Distributions that would otherwise be made to Holdings Ltd. in respect of Holdings Ltd.’s Intercompany Claim against Finance USA absent the subordination provisions of (a) above will be instead made to the Holders of the Allowed Class 5B Liquidity Facility Unsecured Claims in accordance with each Holder’s Pro Rata Share. The Plan, and specifically the Interco Settlement, constitute a settlement of potential litigation relating to the JPMorgan Standing Motion [Docket No. 1077] and the Intercompany Claims. The Interco Settlement is a critical component of the Plan and is fair and equitable and in the best interests of the Debtors’ Estates. The Interco Settlement gives due consideration

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to the strengths and weaknesses of potential arguments for and against the recharacterization of intercompany balances. Litigation regarding characterization of a vast number of intercompany balances would be extremely time consuming and expensive, and would delay Distributions to all Holders of Claims and Interests. The parties supporting the Interco Settlement include JP Morgan Chase Bank, N.A. (“JPMorgan”), the Chapter 11 Trustee, and the Creditor Co-Proponents, each of which is a sophisticated party represented by counsel in arm’s length negotiations. Accordingly, the Interco Settlement meets the standards for approval pursuant to Bankruptcy Rule 9019 and § 1123 of the Bankruptcy Code.

iv) Retention of Claims (11 U.S.C. § 1123(b)(3)(B)). In accordance with §1123(b)(3) of the Bankruptcy Code, Article IV.G of the Plan provides for the Plan Administrator, on behalf of each Debtor, to retain and enforce all claims, demands, rights and Causes of Action that every Debtor and Estate may hold against any Person or Entity to the extent not otherwise released.

v) Other Appropriate Provisions (11 U.S.C. § 1123(b)(6)). The Plan’s other provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including, without limitation, provisions for (A) Distributions to Holders of Claims and Interests, (B) resolution of Disputed Claims or Disputed Interests, (C) allowance of certain Claims, (D) indemnification of certain Persons and Entities, and (E) retention of Bankruptcy Court jurisdiction, thereby satisfying the requirements of § 1123(b)(6).

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(i) Cure of Defaults (11 U.S.C. § 1123(d)). The Plan provides that the Debtors will cure, or provide adequate assurance that the Debtors will promptly cure, defaults with respect to assumed Executory Contracts and Unexpired Leases in compliance with § 365(b)(1) of the Bankruptcy Code. Any disputed cure amounts will be determined in accordance with the procedures set forth in Section VIII.E.2 of the Plan, and applicable bankruptcy and nonbankruptcy law.

O.	Plan Proponents’ Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)).

15. Except as otherwise provided or permitted by orders of the Bankruptcy Court, the Plan Proponents have complied with the applicable provisions of the Bankruptcy Code, including §§ 1125 and 1126 of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules in transmitting the Solicitation Package and the Solicitation Supplement, and related documents and notices, and in soliciting and tabulating the votes on the Plan.

P.	Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).

16. The Plan Proponents have proposed the Plan (and all other documents necessary to effectuate the Plan) in good faith and not by any means forbidden by law, thereby satisfying §1129(a)(3) of the Bankruptcy Code. The Plan Proponents’ good faith is evident from the facts and record of the Chapter 11 Cases, the Disclosure Statement and the hearings thereon, and the record of the Confirmation Hearing and other proceedings held in the Chapter 11 Cases. The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates and effectuating an orderly liquidation of the Debtors. The Plan was negotiated at arm’s length among representatives of the Chapter 11 Trustee, the Creditor Co-Proponents, the Committee, JPMorgan, and other creditors.

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Q.	Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)).

17. All payments made or to be made by any of the Debtors for services or for costs and expenses in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, including payment of the Creditor Co-Proponents Fee/Expense Claims and the Indenture Trustee Fee/Expense Claims, have been approved by, or are subject to the approval of, the Bankruptcy Court, as reasonable thereby satisfying § 1129(a)(4) of the Bankruptcy Code.

R.	Directors, Officers and Insiders (11 U.S.C. § 1129(a)(5)).

18. Sections IV.D, V.B and V.C of the Plan provide for the manner in which the boards of directors of each of the Debtors will be appointed following the Effective Date. Further, the identity and affiliations of the persons proposed to serve as the initial directors of Holdings Ltd. after confirmation of the Plan have been fully disclosed at our prior to the Confirmation Hearing and the appointment of such persons to such role is consistent with the interests of Holders of Claims against and Interests in the Debtors and with public policy. Accordingly, the Plan Proponents have satisfied the requirements of § 1129(a)(5) of the Bankruptcy Code.

S.	No Rate Changes (11 U.S.C. § 1129(a)(6)).

19. The Plan does not provide for any rate changes by the Debtors, and, therefore, §1129(a)(6) of the Bankruptcy Code is inapplicable in the Chapter 11 Cases.

T.	Best Interests of Creditors (11 U.S.C. § 1129(a)(7)).

20. The Disclosure Statement, the Plan Supplement, the Gumbs Declaration, the Freeh Declaration, the Voting Certification, and the other evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that each Holder of an Impaired Claim against or Interest in

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each Debtor will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such Holder would receive or retain if the applicable Debtor were hypothetically liquidated under chapter 7 of the Bankruptcy Code on such date. The assumptions and estimates in the liquidation analysis that are set forth in Exhibit E to the Disclosure Statement are reasonable in the context of the Chapter 11 Cases, including the assumption that the compromises and settlements incorporated in the Plan would also be consummated in a hypothetical chapter 7 liquidation. Conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code would result in significantly diminished asset value, as well as substantial additional delay and expense.

U.	Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).

21. Other than the Classes of Claims or Interests identified in the Voting Certification for which no votes were cast (the “Non-Voting Classes”), for each Debtor, all Classes in which Holders were entitled to vote have voted to accept the Plan in accordance with § 1126(c) of the Bankruptcy Code. As to the Non-Voting Classes, all such Classes are deemed to have accepted the Plan in accordance with the presumption of acceptance of Non-Voting Classes set forth in Section X.C.3 of the Plan and XVI.C.3 of the Disclosure Statement. The Plan Proponents’ determination not to solicit the votes of Holders of Claims and Interests in Classes 8A and 9A, Preferred Interests and Common Interests in Holdings Ltd., respectively (the “Deemed Rejecting Classes”), is reasonable, and Holders of Claims and Interests in Classes 8A and 9A are deemed to have rejected the Plan. Although § 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to the Deemed Rejecting Classes, each Debtor’s Plan is confirmable because each Plan satisfies §1129(b) of the Bankruptcy Code with respect to such Classes. Moreover, even if § 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to the Non-Voting Classes by virtue of the presumption of acceptance of Non-Voting

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Classes set forth in the Plan and Disclosure Statement, each Debtor’s Plan is confirmable because each Plan satisfies §1129(b) of the Bankruptcy Code with respect to each of the Non-Voting Classes.

V.	Treatment of Administrative Claims, Priority Tax Claims and Priority Non-Tax Claims (11 U.S.C. § 1129(a)(9)).

22. The treatment of (i) Administrative Claims pursuant to Section II.A of the Plan; (ii) Priority Non-Tax Claims pursuant to Section III.B.1 of the Plan; and (iii) Priority Tax Claims pursuant to Section II.B of the Plan satisfies the requirements of § 1129(a)(9) of the Bankruptcy Code. Each Debtor will have sufficient Cash to pay Allowed Administrative Claims, Allowed Priority Tax Claims and Allowed Priority Non-Tax Claims in full before the Effective Date may occur.

W.	Acceptance by Impaired Classes (11 U.S.C. § 1129(a)(10)).

23. At least one Class of Claims against each Debtor that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider, thus satisfying the requirements of §1129(a)(10) of the Bankruptcy Code.

X.	Feasibility (11 U.S.C. § 1129(a)(11)).

24. The evidence proffered or adduced at the Confirmation Hearing and set forth in the Plan Proponents’ Confirmation Brief, the Disclosure Statement, the Gumbs Declaration, and the Freeh Declaration, is persuasive and credible evidence that establishes that there is a reasonable prospect of each Debtor being able to meet its financial obligations under the Plan, thereby satisfying the requirements of § 1129(a)(11) of the Bankruptcy Code.

Y.	Payment of Fees (11 U.S.C. § 1129(a)(12)).

25. All fees payable under § 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court, have been paid by the Chapter 11 Trustee or will be paid

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by the Plan Administrator pursuant to Section II.A.5 of the Plan. Thus, the Plan satisfies the requirements of § 1129(a)(12) of the Bankruptcy Code.

Z.	No Retiree Benefits (11 U.S.C. § 1129(a)(13)).

26. The Debtors do not have retiree benefit obligations and thus § 1129(a)(13) of the Bankruptcy Code is inapplicable in the Chapter 11 Cases.

AA.	No Domestic Support Obligations (11 U.S.C. § 1129(a)(14)).

27. The Debtors are not required by a judicial or administrative order, or by statute, to pay a domestic support obligation and thus § 1129(a)(14) of the Bankruptcy Code is inapplicable in the Chapter 11 Cases.

BB.	The Debtors Are Not Individuals (11 U.S.C. § 1129(a)(15)).

28. The Debtors are not individuals and thus § 1129(a)(15) of the Bankruptcy Code is inapplicable in the Chapter 11 Cases.

CC.	No Applicable Nonbankruptcy Law Regarding Transfers (11 U.S.C. § 1129(a)(16)).

29. The Debtors are moneyed, business, or commercial corporations or trusts and thus § 1129(a)(16) of the Bankruptcy Code is inapplicable in the Chapter 11 Cases.

DD.	Fair and Equitable; No Unfair Discrimination (11 U.S.C. § 1129(b)).

30. Based on the Disclosure Statement, the Plan Proponents’ Confirmation Brief, the Freeh Declaration, and the Gumbs Declaration, the Plan (i) does not discriminate unfairly, and (ii) is fair and equitable as to the Deemed Rejecting Classes and the Non-Voting Classes (assuming § 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to the Non-Voting Classes), as required by § 1129(b) of the Bankruptcy Code. The Plan is “fair and equitable” with respect to the Deemed Rejecting Classes because no junior Class of Claims or Interests will receive or retain any property under the Plan on account of such Claims or

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Interests. The Plan is fair and equitable with respect to the Non-Voting Classes (assuming § 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to the Non-Voting Classes) either because with respect to a Class of unsecured Claims, the Plan provides that each Holder of a Claim of such Class will receive or retain on account of such Claim property of a value, as of the Effective Date, equal to the Allowed Amount of such Claim, or with respect to each Non-Voting Class the Holder of any Claim, or Interest that is junior to the Claims of such Class will not receive or retain under the Plan on account of such junior claim or interest any property. Accordingly, the Plan satisfies the requirements of § 1129(b) of the Bankruptcy Code and may be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.

EE.	Only One Plan (11 U.S.C. § 1129(c)).

31. The Plan is the only plan being prosecuted in the Chapter 11 Cases, thereby satisfying §1129(c) of the Bankruptcy Code.

FF.	Principal Purpose of the Plan (11 U.S.C. § 1129(d)).

32. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933, thereby satisfying § 1129(d) of the Bankruptcy Code.

GG.	Not a Small Business Case (11 U.S.C. § 1129(e)).

33. The Chapter 11 Cases are not small business cases and thus § 1129(e) of the Bankruptcy Code is inapplicable in the Chapter 11 Cases.

HH.	Vesting of Assets.

34. Except as otherwise provided in the Plan, on the Effective Date, pursuant to §§ 1141(b) and (c) of the Bankruptcy Code, all Property of the Estate of each Debtor shall vest in that Debtor free and clear of all Claims, Liens, encumbrances, charges and other interests,

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except as provided herein. On and after the Effective Date, except as otherwise explicitly provided in the Plan, the Plan Administrator may take any action on behalf of any or all of the Debtors, including, without limitation, the operation of their businesses, the use, acquisition, sale, lease and disposition of their Property of the Estate, and the entry into transactions, agreements, understandings or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents and papers or otherwise in connection with any of the foregoing, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

II.	Approval of Exit Facility.

35. The Exit Facility is an essential element of the Plan, and entry into the Exit Facility Agreement and the other Exit Facility Documents is fair, reasonable, and in the best interests of all Holders of Claims or Interests and is approved. The Plan Proponents have exercised reasonable business judgment in determining to have the Plan Administrator enter into the Exit Facility Agreement and the other Exit Facility Documents and have provided sufficient and adequate notice of the material terms of the Exit Facility, which material terms were Filed as Exhibit I.A.57 to the Plan Supplement. The terms and conditions of the Exit Facility are fair and reasonable, and the Exit Facility was negotiated in good faith and at arm’s length. The Plan Administrator is authorized, without further approval of the Bankruptcy Court or any other party, to execute and deliver all agreements, documents, instruments, and certificates relating to the Exit Facility, and to make all necessary undertakings and incur the obligations thereunder, including the payment of all fees, indemnities and expenses provided therein.

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JJ.	Issuance of Plan Trust Stock.

36. The issuance of the Plan Trust Stock is an essential element of the Plan and is in the best interests of the Debtors, their Estates, and their creditors. Pursuant to § 1145 of the Bankruptcy Code, issuance under the Plan of the Plan Trust Stock is exempt from the requirements of the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, and applicable state securities laws. When issued on or after the Effective Date, the Plan Trust Stock shall be duly and validly authorized and fully paid and non-assessable and free and clear of all taxes, liens, preemptive rights, rights of first refusal and subscription rights, other than the rights and restrictions under the Plan, the terms of the Holdings Ltd. amended certificate of incorporation and by-laws, and applicable state and federal securities laws.

KK.	Approval of Plan Injunction.

37. The injunction provision set forth in Section XI.D the Plan (the “Plan Injunction”): (a) is within the jurisdiction of the Bankruptcy Court under 28 U.S.C. §§ 1334(a), 1334(b) and 1334(d) and In re Johns-Manville Corp., 600 F.3d 135 (2d Cir. 2010); (b)is important to the overall objectives of the Plan to finally resolve all Claims and Interests in the Chapter 11 Cases with respect to the Debtors; (c) ensures consummation of the Plan and that Holders receive the Distributions on account of Allowed Claims and Interests specified in the Plan; (d) confers material benefits on, and is in the best interests of, the Debtors and the Estates and all stakeholders in the Chapter 11 Cases; (e) is consistent with §§ 105, 1123, and 1129 of the Bankruptcy Code, other applicable provisions of the Bankruptcy Code and other applicable law, including controlling Second Circuit caselaw; (f) is fair and equitable, and (g) is narrowly tailored to achieve its purpose. The record of the Confirmation Hearing and the Chapter 11 Cases is sufficient to support the issuance of the Plan Injunction.

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LL. Satisfaction of Confirmation Requirements.

38. The Plan thus satisfies all of the requirements for confirmation set forth in § 1129 of the Bankruptcy Code.

MM. Duties of Chapter 11 Trustee.

39. The Chapter 11 Trustee has performed the duties of a trustee as specified in § 1106(a)(1) of the Bankruptcy Code including but not limited to objecting to the allowance of Claims, complying with periodic reporting requirements, and being accountable for all Property of the Estate. The Chapter 11 Trustee has Filed a statement of investigation required under § 1106(a)(4)(A) of the Bankruptcy Code.

NN. Confirmation Objections.

40. All parties have had a full and fair opportunity to litigate all issues raised in the Confirmation Objections (excluding any timely Filed objections that relate solely to assumption of any executory contract), or which might have been raised, and the Confirmation Objections (excluding any timely Filed objections that relate solely to assumption of any executory contract) have been fully and fairly litigated.

OO. Retention of Jurisdiction.

41. The Bankruptcy Court is authorized to retain jurisdiction over the matters set forth in Article XII of the Plan and § 1142 of the Bankruptcy Code.

CONCLUSIONS OF LAW

A. General.

42. The conclusions set forth herein and in the record of the Confirmation Hearing constitute the Bankruptcy Court’s conclusions of law in support of confirmation of the Plan pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014, and, to the extent applicable, Bankruptcy Rule 3020. To the

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extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B. Modifications to the Plan.

43. The Plan Modifications meet the requirements of §§ 1127(a) and (c) of the Bankruptcy Code and do not adversely change the treatment of any Holder of a Claim against or Interest in the Debtors within the meaning of Bankruptcy Rule 3019, and, therefore, all Holders of Claims against and Interest in the Debtors who voted to accept the Plan are hereby deemed to have accepted the Plan as amended by the Plan Modifications, and no further solicitation or voting is required. No Holder of a Claim against or Interest in the Debtors who has voted to accept the Plan shall be permitted to change its acceptance or rejection as a consequence of the Plan Modifications.

C. Solicitation and Notice.

44. Notice of the Confirmation Hearing complied with the terms of the Disclosure Statement Order and the DS Supplement Order, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules. The solicitation of votes on the Plan complied with the solicitation procedures in the Disclosure Statement Order and the DS Supplement Order, was appropriate and satisfactory under the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules. Notice of the Plan Supplement was appropriate and satisfactory under the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules.

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D. Classification of Claims and Interests.

45. The classifications set forth on the Ballots tendered to or returned by the Holders of Claims and Interests in connection with voting on the Plan (a) were set forth on the Ballots for purposes of voting to accept or reject the Plan and (b)do not necessarily represent, and in no way affect, the actual classification of such Claims and Interests under the Plan for Distribution purposes.

E. The Interco Settlement.

46. The Interco Settlement (i)is in exchange for good and valuable consideration; (ii)represents a good faith settlement and compromise of the affected Claims; (iii)is in the best interests of the Debtors and all Holders of Claims and Interests; (iv) is fair, equitable and reasonable; (v)is approved after due notice and opportunity for hearing; and (vi) operates as a bar to any of the Holders of Claims against and Interests in the Debtors and any other parties in interest from asserting any Claim inconsistent with the Interco Settlement.

F. Notice of Assumption.

47. The filing and service of the Plan and the Plan Supplement and the service of a Notice of Assumption in accordance with Section VIII.E.2 of the Plan is adequate notice of the assumption of the Executory Contracts and Unexpired Leases that are assumed pursuant to this Confirmation Order, the Plan Supplement and the Plan (the “Assumed Contracts”). All counterparties to Assumed Contracts have been provided with adequate assurance of future performance pursuant to § 365(f) of the Bankruptcy Code.

BASED ON THE FOREGOING, IT IS HEREBY ORDERED:

G. Confirmation.

48. This Confirmation Order hereby confirms the Plan pursuant to § 1129 of the Bankruptcy Code. A copy of the Plan, without exhibits, is attached hereto as Exhibit A. The

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terms of the Plan are incorporated by reference into and are an integral part of this Confirmation Order and are all approved, and each of the Plan’s provisions is confirmed in each and every respect pursuant to § 1129 of the Bankruptcy Code. The documents contained in the Plan Supplement, and any further amendments, modifications and supplements thereto post-Confirmation Date and pre-Effective Date, and all documents and agreements related thereto (including all exhibits and attachments thereto and documents referred to in such papers), and the execution, delivery and performance thereof by the Plan Proponents and the Plan Administrator, are authorized and approved as finalized, executed and delivered. Without further order or authorization of the Bankruptcy Court, the Plan Proponents, the Plan Administrator, the Plan Trustees, the Liquidating Trustee (if any) or any other person necessary to take any actions to effectuate the provisions of the Plan, and their successors are authorized and empowered to make all modifications to all documents included as part of the Plan Supplement that are consistent with the Plan and this Confirmation Order. Once finalized and executed, and upon the occurrence of the Effective Date, the documents comprising the Plan Supplement and all other documents contemplated by the Plan shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms.

H. Confirmation Objections.

49. All Confirmation Objections that have not been withdrawn, waived or settled, and all reservations of rights pertaining to confirmation of the Plan included therein, are overruled on the merits for the reasons set forth in the Plan Proponents’ Confirmation Brief and at the Confirmation Hearing.

I. Implementation.

50. On and after the Effective Date, without further order of the Bankruptcy Court, the Plan Administrator is authorized to take the actions set forth in Section VII.C of the

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Plan or take any other action deemed by the Plan Administrator to be necessary and proper to implement the provisions in the Plan, on behalf of each Debtor without further order of the Bankruptcy Court.

J. Plan Classification Controlling.

51. The classification of Claims and Interests for purposes of the Distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots shall not be binding on the Debtors or the Plan Administrator.

K. Binding Effect.

52. The Plan and its provisions shall be binding on the Debtors, the Plan Administrator, any Entity acquiring or receiving property or a Distribution under the Plan, and any Holder of a Claim against or Interest in the Debtors, including all Governmental Units, whether or not the Claim or Interest of such Holder (a)is Impaired under the Plan, or (b) has accepted the Plan.

L. Supplemental Administrative Claims Bar Date.

53. Except as otherwise provided in Section II.A.6 of the Plan, requests for payment of Administrative Claims based upon liabilities incurred by a Debtor in the ordinary course of its business on or after the Administrative Claims Bar Date but prior to the Effective Date must be Filed and served on the Plan Administrator within sixty (60) days after the Effective Date in accordance with the terms of Section II.A.6 of the Plan, or such Claims shall be forever barred against the Debtors or their Estates. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order, including all Administrative Claims expressly Allowed under the Plan.

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M. Interco Settlement.

54. Pursuant to § 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, the Bankruptcy Court approves the Interco Settlement.

N. JPMorgan Stipulation.

55. In order to facilitate confirmation of the Plan, on March 13, 2013, the Bankruptcy Court entered an order approving the Stipulation Settling Disputes Between JPMorgan Chase Bank, N.A. And Plan Proponents [Docket No. 1192] (the “JPMorgan Stipulation Order”). The terms of the JPMorgan Stipulation Order are incorporated herein by reference and shall be deemed part of this Confirmation Order. To the extent there is a conflict between the Plan, this Confirmation Order, and/or the JPMorgan Stipulation Order, the terms of the JPMorgan Stipulation Order shall govern.

O. Plan Modifications.

56. The Plan is deemed modified to add the following language to Section V.D.2 of the Plan:

[… liquidation] (x) [may …] , and (y) with respect to MFG Assurance Company Limited (“MFGA”) may extend over a longer period of time if the Debtors or the Plan Administrator receive a written communication, including without limitation regulatory approvals or consents, from the primary regulator of MFGA, in which such regulator expresses its view that the wind-down and liquidation would impair MFGA’s ability to properly satisfy its creditors and such extension shall continue until such regulator provides a further written communication withdrawing its earlier written communication, provided, however, that nothing in the foregoing shall prevent the Plan Administrator from seeking a withdrawal of the written communication from the regulator.

Accordingly, Section V.D.2 of the Plan shall read in its entirety in follows:

Sales of Assets and Wind-Down.

After the Effective Date, pursuant to this Plan, the Plan Administrator shall wind-down, sell and otherwise liquidate assets of (a) the Debtors, (b) the Non-debtor U.S. Subsidiaries, and (c) the Non-debtor Foreign Subsidiaries that are not currently in their own formal restructuring, insolvency or similar proceeding on

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any terms it deems reasonable, without further order of the Bankruptcy Court in accordance with Section IV.C.iv, v and x of this Plan. The wind-down, sale and liquidation of each such Debtor’s assets (as determined for federal income tax purposes) shall occur over a period of not more than three (3) years after the Effective Date (it being understood that such liquidation may include the transfer of all or part of the assets of such Debtor to one or more Liquidating Trusts within the meaning of Treas. Reg. § 301.7701-4); provided, however, that the wind-down and liquidation (x) may extend over a longer period of time if the Debtors receive a private letter ruling or other equivalent guidance from the IRS from which the Plan Administrator reasonably concludes that the continued wind-down and liquidation should not result in a reduction or limitation of the Debtors’ tax attributes for federal income tax purposes that materially impairs the expected actual use of such tax attributes, and (y)with respect to MFG Assurance Company Limited (“MFGA”) may extend over a longer period of time if the Debtors or the Plan Administrator receive a written communication, including without limitation regulatory approvals or consents, from the primary regulator of MFGA, in which such regulator expresses its view that the wind-down and liquidation would impair MFGA’s ability to properly satisfy its creditors and such extension shall continue until such regulator provides a further written communication withdrawing its earlier written communication, provided, however, that nothing in the foregoing shall prevent the Plan Administrator from seeking a withdrawal of the written communication from the regulator.

57. The definition of Exit Facility in the Plan is deemed modified to change the amount of the Exit Facility to $80 million. Accordingly, the definition of Exit Facility shall read in its entirety in follows:

“Exit Facility” means that new credit facility in the amount up to $80 million to be entered into by the Plan Administrator pursuant to the Exit Facility Agreement, including any Exit Facility Documents, on terms reasonably satisfactory to the Plan Proponents, the Exit Facility Agent, and the lenders thereto.

58. The Plan is deemed modified to replace the entirety of the first paragraph in Section IV.D of the Plan with the following:

The Plan Trust shall be established on the Effective Date and shall continue in existence until the Closing Date. The three respective Creditor Co-Proponents that are the three largest aggregate beneficial Holders of (i)Class 5A Liquidity Facility Unsecured Claims plus (ii)Class 6A General Unsecured Claims as of January 10, 2013 shall each appoint one of the three (3) Director Selection Committee members. Each Director Selection Committee member or its respective board designee, as of the Effective Date, shall serve as one of the three (3) initial Plan Trustees.

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P. Exit Facility.

59. Subject to compliance with Section IV.B of the Plan, the Exit Facility, as it may be modified and supplemented, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Plan Administrator in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, including any supplemental or additional syndication of the Exit Facility, are hereby approved. The Plan Administrator is authorized to enter into, execute, and perform under the Exit Facility Documents and such other documents and transactions on behalf of the Debtors as may be required to effectuate the treatment afforded to the lenders under the Exit Facility pursuant to the Exit Facility Documents, including granting such liens and security interests as are contemplated by the Exit Facility Documents. The financial accommodations to be extended pursuant to the Exit Facility Documents are being extended, and shall be deemed to have been extended, in good faith and for reasonably equivalent value. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the Court’s retention of jurisdiction shall not govern the enforcement of the Exit Facility Documents or any other documents executed in connection with the Exit Facility or any rights or remedies related thereto.

Q. Plan Trust Agreement.

60. The Plan Trust Agreement, which provides that the Plan Trust will hold the Plan Trust Stock, is approved. Each Director Selection Committee member or its respective board designee, as of the Effective Date, shall serve as one of the three (3) initial Plan Trustees and shall have the rights and obligations set forth in Section IV.D of the Plan and the Plan Trust Agreement.

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R. Treatment of Executory Contracts and Unexpired Leases.

61. Assumption of the Executory Contracts and Unexpired Leases listed on Exhibit VIII.E.1 of the Plan Supplement is hereby authorized and approved pursuant to § 365 of the Bankruptcy Code. All Executory Contracts and Unexpired Leases that (a)have not been previously assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court prior to entry of this Confirmation Order, (b)are not subject to a motion to assume Filed prior to entry of this Confirmation Order or (c) are not listed for assumption on Exhibit VIII.E.1 of the Plan Supplement are hereby rejected pursuant to §365 of the Bankruptcy Code.

62. The assumption or rejection of an Executory Contract or Unexpired Lease shall not enhance any contractual rights of a counterparty that were otherwise unenforceable under the Bankruptcy Code immediately prior to the assumption or rejection of such Executory Contract or Unexpired Lease, provided, however, that the rights of all counterparties to assert that a contractual right was enforceable under the Bankruptcy Code immediately prior to assumption or rejection and the Plan Administrator’s rights to dispute any such assertions are fully preserved.

S. Bar Date Order For Rejection Damages Claims.

63. Pursuant to Section VIII.A.3 of the Plan, if the rejection of an Executory Contract or Unexpired Lease pursuant to Section VIII.A.1 of the Plan results in damages to the counterparty or counterparties to such Executory Contract or Unexpired Lease, the counterparty or counterparties must File a Proof of Claim with respect to such damages with the Claims Agent no later than thirty (30) days after the service of this Confirmation Order. Any such Claims not Filed within such time shall be forever barred from assertion against the Debtors or their Estates.

64. Service of the Confirmation Notice (as defined below) shall be sufficient notice to the applicable counterparties to Executory Contracts and Unexpired Leases of the

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rejection of their Executory Contracts and Unexpired Leases pursuant to the Plan and the deadlines and procedures for filing Proofs of Claim against the Debtors resulting from such rejection.

T. Vesting of Assets.

65. Pursuant to Section XI.A of the Plan, except as otherwise provided in the Plan, all Property of the Estate of each Debtor shall vest in that Debtor free and clear of all Claims, Liens, encumbrances, charges, and other interests. From and after the Effective Date, the Plan Administrator, on behalf of the Debtors, may take any action, including, without limitation, the operation of their businesses, the use, acquisition, sale, lease and disposition of Property of the Estate, and the entry into transactions, agreements, understandings or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as explicitly provided in the Plan.

U. Disputed Claims Reserve Requirements.

66. Pursuant to Section VI.E of the Plan, the Plan Administrator shall, consistent with and subject to § 1123(a)(4) of the Bankruptcy Code, establish and maintain a Cash reserve equal to the Distributions to which Holders of Disputed Claims would be entitled under the Plan if such Disputed Claims were Allowed Claims in the Filed amount of such Disputed Claims, such lesser amount as required by an order of the Bankruptcy Court, or such other amount as may have been agreed upon by the Plan Proponents or the Plan Administrator and the Holder of a Disputed Claim.

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V. Professional Fee Claims Reserve Requirements.

67. Pursuant to Section II.A.2 of the Plan, on the Effective Date or as soon as practicable thereafter, the Plan Administrator shall reserve in Cash an amount equal to the Professional Fee Reserve Amount, such amount being determined in accordance with Section II.A.2 of the Plan.

W. Creditor Co-Proponents Fee Reserve Requirements.

68. Pursuant to Section II.A.3 of the Plan, on the Effective Date or as soon as practicable thereafter, the Plan Administrator shall reserve in Cash an amount equal to the aggregate amount of the Creditor Co-Proponents Fee/Expense Claims through the Effective Date as estimated in accordance with Section II.A.3 of the Plan.

X. Indenture Trustee Fee Reserve Requirements.

69. Pursuant to Section II.A.4 of the Plan, on the Effective Date or as soon as practicable thereafter, the Plan Administrator shall reserve in Cash an amount equal to the aggregate amount of the Indenture Trustee Fee/Expense Claims through the Effective Date as estimated in accordance with Section II.A.4 of the Plan. The Indenture Trustee Fee Reserve Amount shall be solely the obligation of Holdings Ltd.

Y. Plan Administration Expenses Reserve Requirements.

70. The Plan Administrator shall reserve in Cash an amount equal to the aggregate estimated amount of Plan Administration Expenses through the Closing Date.

Z. Distributions to Holders of Allowed Convenience Claims.

71. A single Distribution to Holders of Convenience Claims in the amounts set forth in the Plan shall satisfy such Convenience Claims in full. Such Holders of Convenience Claims shall not have any further right to a Distribution in respect of their Convenience Claims.

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AA. Setoffs and Recoupment.

72. Except as otherwise agreed by the Plan Administrator, including pursuant to the Plan and the JPMorgan Stipulation Order, the Plan Administrator may, but shall not be required to, set off against any Allowed Claim and the Distributions to be made pursuant to this Plan on account of such Claim (before any Distribution is made on account of such Claim) the claims, rights and Causes of Action of any nature that the Plan Administrator may assert on behalf of a Debtor against the Holder of such Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim pursuant to the terms of this Plan shall constitute a waiver or release by the Plan Administrator of any claims, rights and Causes of Action that the Plan Administrator may assert on behalf of a Debtor against such Holder, which are expressly preserved in the Plan. Before the Plan Administrator can set off or recoup against the Distribution to be made on account of an Allowed Claim, the Holder of the Claim shall be served with written notice of the proposed setoff or recoupment at least twenty-eight (28) days prior to exercising any asserted setoff or recoupment right, and, if such claimant serves a written objection to such asserted setoff or recoupment on or before twenty-eight (28) days of receipt of such written notice, (i) the objection shall be deemed to initiate a contested matter governed by, inter alia, Bankruptcy Rule 9014 and Local Rules 9014-1 and 9014-2, (ii) nothing herein shall affect the respective burden of each party in connection with such contested matter, and (iii) the Plan Administrator shall not proceed with the asserted setoff or recoupment absent the withdrawal of such objection or the entry of a Final Order overruling such objection but the Plan Administrator may withhold such Distribution pending resolution of such objection.

BB. Post-Effective Date Management of the Debtors.

73. Following the Effective Date, the board of directors of each of Holdings Ltd., Finance USA, and MFG Holdings USA shall be: Rich Katz, Nader Tavakoli, and Daniel

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Ehrmann, and one of such initial directors shall also serve as the manager of each of MFG Capital, MFG Market Services and FX Clear.

CC. General Authorizations.

74. The Plan Administrator on behalf of the Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and provisions of the Plan and any securities issued pursuant to the Plan. The Debtors and their directors, officers, members, agents, and attorneys are authorized and empowered to issue, execute, deliver, file, or record any agreement, document, or security, including, without limitation, the documents contained in the Plan Supplement and the Exhibits to the Plan, as modified, amended, and supplemented, in substantially the form included therein, and to take any action necessary or appropriate to implement, effectuate, and consummate the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan, including merger of any of the Debtors and the dissolution of each of the Debtors, and any release, amendment, or restatement of any bylaws, certificates of incorporation, or other organizational documents of the Debtors, whether or not specifically referred to in the Plan or the Plan Supplement, without further order of the Bankruptcy Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

DD. Plan Injunction.

75. Except as expressly provided in the Plan, in this Confirmation Order or a separate order of the Bankruptcy Court, or to the extent a Protected Party has engaged in willful misconduct or gross negligence as finally determined by the Bankruptcy Court, or as agreed in

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writing by a Holder of a Claim or Interest and the Plan Administrator (on behalf of a Debtor), all Entities (other than the Debtors) who have held, hold or may hold Claims against or Interests in any or all of the Debtors (whether proof of such Claims or Interests has been Filed or not), along with their respective present or former employees, agents, officers, directors or principals, are permanently enjoined, on and after the Effective Date, solely with respect to any Claims or Interests treated pursuant to the Plan, from (a) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Protected Parties or the property of the Debtors, (b)enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Protected Parties or the property of any of the Debtors, (c) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Protected Parties or the property of any of the Debtors, (d) asserting any right of setoff, directly or indirectly, against any obligation due the Protected Parties or the property of any of the Debtors, except as contemplated or allowed by the Plan; (e)acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (f)taking any actions to interfere with the implementation or consummation of the Plan; provided, however, that nothing in the Plan shall limit the liability of any Professional to its client pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule 1.8(h)(1) (2009).

EE. Injunction With Respect to Securities Plaintiffs.

76. Nothing in the Plan, any amendment to the Plan, or in this Confirmation Order, shall enjoin, preclude or otherwise affect in any way the Securities Plaintiffs from (a)seeking or obtaining any discovery, or pursuing any claims and recoveries, including without

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limitation by way of settlement or judgment, against any non-Debtor defendants, including without limitation appeals, or (b)from pursuing or recovering on any Claims against the Debtors but only to the extent that one or more Securities Plaintiffs have the legal right to recover in an action brought by such Securities Plaintiffs directly against an insurer of Holdings Ltd. under an applicable insurance policy; provided, however, that the Plan Administrator (on behalf of the Debtors) will retain all available remedies the Plan Administrator, on behalf of the Debtors, may have to prevent the Securities Plaintiffs from recovering any property other than the Distributions provided in the Plan on account of their Claims against the Debtors.

FF. Chapter 11 Trustee’s Duties.

77. The Chapter 11 Trustee has fulfilled all of his duties under § 1106 of the Bankruptcy Code and, accordingly, is discharged from all further obligations including the need to maintain the bond required under § 322 of the Bankruptcy Code.

GG. Special Provisions for the United States Government.

78. The Plan Injunction is not intended and shall not be construed to bar the United States of America and each of its agencies, departments, or agents (collectively, the “Government”) from, subsequent to the entry of the Confirmation Order, pursuing any police or regulatory action, except those that constitute Claims and Interests that are treated pursuant to the Plan.

79. Accordingly, notwithstanding anything contained in the Plan or this Confirmation Order to the contrary, nothing in the Plan or Confirmation Order shall discharge, release, impair or otherwise preclude: (1) any liability to the Government that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code; (2) any Claim of the Government arising on or after the Effective Date; (3) any valid right of setoff or recoupment of the Government against any of the Debtors; or (4) any liability of the Debtors under environmental

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law to the Government as the owner or operator of property that such Entity owns or operates after the Effective Date. Nor shall anything in this Confirmation Order or the Plan: (i) enjoin or otherwise bar the Government from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding sentence; or (ii) divest any court, commission, or tribunal of jurisdiction to determine whether any liabilities asserted by the Government are discharged or otherwise barred by this Confirmation Order, the Plan, or the Bankruptcy Code.

80. Moreover, nothing in this Confirmation Order, the Plan, or the Plan Trust Agreement shall (i)release or exculpate the Plan Trust, Plan Trustees, any Liquidating Trust, or any Liquidating Trustee, each of which pursuant to the Plan shall not exist prior to the Effective Date, from any post-Effective Date liability to the Government, or (ii)enjoin the Government from bringing any claim, suit, action or other proceeding against the Plan Trust, Plan Trustees, any Liquidating Trust, or any Liquidating Trustees for any post-Effective Date liability whatsoever, or (iii) release or exculpate any non-debtor (other than the Plan Trust, Plan Trustees, any Liquidating Trust, or any Liquidating Trustees) from any liability to the Government, or enjoin the Government from bringing any claim, suit, action or other proceeding against any non-debtor (other than the Plan Trust, Plan Trustees, any Liquidating Trust, or any Liquidating Trustees) for any liability whatsoever, provided, however, that nothing in the foregoing shall release or exculpate any individual or Entity serving as the Plan Trustee or Liquidating Trustee from liability to the Government for actions taken outside of their capacity as Plan Trustee or Liquidating Trustee either pre-or post-Effective Date other than with respect to the Plan Trustees and any newly appointed director of any Debtor for any act taken or omitted to be taken following the Confirmation Date through the Effective Date in connection with any matters necessary to implement the Plan, or in contemplation of the Plan Trustee’s duties to be assumed

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upon the Effective Date; provided further, however, that nothing in this paragraph 80 shall affect the Government’s ability to enforce the criminal laws of the United States or the Government’s police and regulatory powers.

81. Nothing contained in the Plan or Confirmation Order shall be deemed to determine the allowability or amount of tax liability of any person or Entity, including but not limited to the Debtors, the Plan Trust, and the Plan Administrator, nor shall the Plan or Confirmation Order be deemed to have determined the federal or state tax treatment of any item, Distribution, or Entity, including the federal or state tax consequences of the Plan, nor shall anything in the Plan or this Confirmation Order be deemed to have conferred jurisdiction upon the Bankruptcy Court to make determinations as to allowability or amount of federal or state tax liability and federal or state tax treatment except as provided under 11 U.S.C. § 505.

HH. Issuance of New Securities.

82. The Plan Administrator is authorized, in the Plan Administrator’s discretion, to cause Holdings Ltd. to (a)form and transfer certain assets of the Debtors to new (or utilize existing) Entities, including, without limitation, one or more separately managed partnerships, REITs or other investment vehicles, to hold certain assets of the Debtors and, (b)in connection therewith, issue New Securities for Distribution under the Plan. In the event that the Plan Administrator determines to issue New Securities, each Holder of Allowed Claims or Interests against a Debtor that contributed assets to the Entity issuing New Securities shall receive the relevant New Securities as Distributions in accordance with the Plan.

II. Exemption from Securities Laws.

83. The offering, issuance or distribution of the New Securities or Liquidating Trust Interests (if any) in accordance with the Plan is exempt from the provisions of Section 5 of

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the Securities Act of 1933, as amended, and any state or local law requiring registration for the offer, issuance, or distribution of a security by reason of § 1145(a) of the Bankruptcy Code.

JJ. Exemption from Transfer Taxes.

84. Pursuant to § 1146(a) of the Bankruptcy Code, the following shall not be subject to any Tax or filing fee: (a) any transfer made pursuant hereto or pursuant to the Exit Facility Documents; (b) any sale, liquidation or other disposition by the Plan Administrator of any Property of the Estates; (c) the entry into or assignment of any lease or sublease; (d) the creation of any mortgage, deed of trust, Lien or other security interest; or (e) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with this Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, or assignments executed in connection with any of the foregoing or pursuant to the Plan. The appropriate state or local governmental officials or agents are hereby directed to forgo the collection of any such Tax or filing fee and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such Tax or filing fee.

KK. Governmental Approvals Not Required.

85. Except as otherwise expressly provided in this Confirmation Order, this Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto. Each federal, state, commonwealth, local, foreign or other governmental agency is directed and authorized to accept the validity of (a) any and all

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documents, trust agreements, mortgages and instruments, and (b) all actions of the Plan Administrator and those acting on its behalf, that are necessary or appropriate to effectuate, implement, or consummate the transactions contemplated by the Plan, this Confirmation Order and the agreements created or contemplated by the Plan, without payment of any recording tax, stamp tax, transfer tax, or similar tax imposed by state or local law.

LL. Professionals Employed Post Effective Date.

86. The Plan Administrator is authorized to pay, in the ordinary course of business and without the need for Bankruptcy Court approval, the reasonable fees and expenses, incurred after the Effective Date, of the professional persons employed by the Plan Administrator.

MM. Fees and Expenses of Creditor Co-Proponents and Indenture Trustee.

87. The Creditor Co-Proponents Fee/Expense Claims and the Indenture Trustee Fee/Expense Claims shall be paid in accordance with Sections II.A.3 and II.A.4 of the Plan, respectively. Notwithstanding anything to the contrary contained in the Plan, requests for allowance and approval of the Creditor Co-Proponents Fee/Expense Claims and the Indenture Trustee Fee/Expense Claims are subject to applicable requirements of law and shall be made on application to the Court, which applications shall be required to be filed no later than the deadline established for the filing of final fee applications with respect to Professional Fee Claims. Nothing in the Plan or this Confirmation Order shall constitute a determination of the entitlement of any party to receive payment of such Claims, and the rights of the applicants, the United States Trustee and the Court are expressly reserved with respect to any such applications.

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NN. Definition of Equity Interests.

88. The definition of Interest included in the Plan is without prejudice to the Plan Proponents’ and the Plan Administrator’s rights to object to, or seek to subordinate, any Claim.

OO. Retention of Jurisdiction.

89. The Bankruptcy Court may properly and, upon the Effective Date shall, consistent with Article XII of the Plan, retain exclusive jurisdiction over all matters arising under or related to, the Chapter 11 Cases, including, without limitation, the matters set forth in Article XII of the Plan.

PP. Equity Interests in Holdings Ltd.

90. On the Effective Date, the Preferred Interests and Common Interests shall be canceled and one new share of Holdings Ltd. common stock shall be issued to the Plan Trust which will hold such share for the benefit of the Holders of such former Preferred Interests and Common Interests consistent with their former relative priority and economic entitlements; provided, however, that the Plan Trust may not exercise any voting rights appurtenant thereto in conflict with Article V of the Plan.

QQ. Equity Interests in Subsidiary Debtors.

91. On the Effective Date, the Interests in each of the Debtors other than Holdings Ltd. shall be unaffected by the Plan, in which case the Debtor holding such Interests shall continue to hold such Interests.

RR. Notice of Entry of Confirmation Order.

92. On or before the thirtieth (30th) Business Day following the date of entry of this Confirmation Order, the Plan Proponents or the Plan Administrator shall serve notice of entry of this Confirmation Order (the “Confirmation Notice”) (which, in the Plan Proponents’ or

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the Plan Administrator’s discretion, may be combined with the Effective Date Notice (as defined below))pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on all Holders of Claims and Interests, the United States Trustee and other parties in interest, by causing the Confirmation Notice to be delivered to such parties by first-class mail, postage prepaid. The Confirmation Notice is adequate under the particular circumstances, and no other or further notice is necessary.

SS. Notice of Effective Date.

93. Within five (5) Business Days following the occurrence of the Effective Date, the Plan Administrator shall File a notice of the occurrence of the Effective Date (the “Effective Date Notice”) and shall serve a copy of same on the Master Service List, as defined in the Order Pursuant to 11 U.S.C. § 105(a) of the Bankruptcy Code and Fed. R. Bankr. P. 1015(c) and 9007 Implementing Certain Notice and Case Management Procedures [Docket No. 256].

TT. No Amendments to Proofs of Claim.

94. After the Effective Date, other than a Proof of Claim relating to an Executory Contract or Unexpired Lease that is rejected pursuant to the Plan, a Proof of Claim relating to a pre-petition Claim may not be Filed or amended without the authority of the Bankruptcy Court.

UU. Payment of Statutory Fees.

95. On the Effective Date and thereafter, the Plan Administrator and any Liquidating Trustee thereafter appointed, shall pay all fees incurred pursuant to § 1930 of title 28 of the United States Code, together with interest, if any, pursuant to § 3717 of title 31 of the United States Code for each Debtor’s case, or until such time as a final decree is entered closing a particular Debtor’s case, a Final Order converting such Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered or a Final Order dismissing such Debtor’s case is entered.

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VV. Severability of Plan Provisions.

96. Each term and provision of the Plan, as it may have been altered or interpreted by the Bankruptcy Court in accordance with Section XIII.D of the Plan, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Creditor Co-Proponent’s consent; and (c)non-severable and mutually dependent.

WW. Reversal, Modification and Vacatur.

97. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of the Bankruptcy Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Plan Proponents’, or after the Effective Date, the Plan Administrator’s, receipt of written notice of such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all related documents or any amendments or modifications thereto.

XX. Modification of Plan.

98. After the Confirmation Date and prior to substantial consummation of the Plan, the Plan Proponents collectively, and the Creditor Co-Proponents separately, may, so long as the treatment of Holders of Claims against and Interests in the Debtors under the Plan is not adversely affected, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order, and any other matters as may be necessary to carry out the purposes and effects of the Plan.

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YY. Immediate Effectiveness.

99. Any stay of this Confirmation Order provided by any Bankruptcy Rule, including specifically Bankruptcy Rule 3020(e), is hereby waived, and the terms and provisions of this Confirmation Order shall be immediately effective and enforceable upon its entry.

ZZ. Conflicts Between Order and Plan.

100. To the extent there is any inconsistency between the provisions of the Plan and this Confirmation Order, the terms and provisions contained in this Confirmation Order shall govern. The provisions of this Confirmation Order are integrated with each other and are nonseverable and mutually dependent unless expressly stated by further order of the Bankruptcy Court.

AAA. References to Bankruptcy Code and Plan Provisions.

101. The failure specifically to include or to refer to any article, section or provision in the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section or provision. The failure to specifically address a provision of the Bankruptcy Code in this Confirmation Order shall not diminish or impair the effectiveness of this Confirmation Order.

Dated: April 5, 2013 New York, New York	/s/ Martin Glenn
MARTIN GLENN
United States Bankruptcy Judge